Exhibit 99.1

         PRO-DEX, INC. PROVIDES PRELIMINARY FISCAL 2006 YEAR END UPDATE

   Company Expects Annual Sales Growth of 23% to $17.1 Million, an Increase of
                  $3.3 Million, and Updates Earnings Estimates

    SANTA ANA, Calif., Aug. 14 /PRNewswire-FirstCall/ -- PRO-DEX, INC. (Nasdaq:
PDEX) a developer and manufacturer of embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, which enables speed-to-market for customers who serve the medical, dental, factory automation, scientific research, aerospace and military markets, today announced that based on preliminary results for the year ended June 30, 2006, the Company expects to report quarterly sales of $5.3 million, a sequential increase of 27 percent compared to the third quarter and an increase of 22 percent compared to the $4.4 million reported during the fourth quarter of fiscal 2005. For the fiscal year, the Company expects to report revenues of $17.1 million, 23% higher than the $13.8 million we reported for fiscal year 2005 and exceeding the range projected in April 2006. Earnings for the year are expected to be between $0.06 and $0.09 per share, compared to the Company's previous guidance of between $0.11 and $0.13 per share.

    The Company strengthened its balance sheet by reducing debt, and completed the year with $358,000 in cash-on-hand and with $1.1 million of our credit line available. The Company enters fiscal year 2007 with $11.1 million in backlog compared to $7.9 million at the end of last fiscal year, an increase of 40 percent.

    Jeff Ritchey, CFO and interim President and CEO of Pro-Dex, commented, "We had a nice increase in our sales and have continued to address the unfavorable design and manufacturing cost issues which have impacted our results during the past few quarters. We have made several system and manufacturing improvements which we believe will provide the foundation that will allow us to once again take advantage of the operating leverage in our business model and drive future profitability." Addressing the prospects for the new fiscal year, "Our improved fourth quarter profit performance compared to the third quarter of fiscal 2006 and larger backlog provides us with further confidence for continued improvements in fiscal year 2007. We look forward to discussing the year's accomplishments in more detail during our conference call in September."

    Pro-Dex Inc., with operations in Santa Ana, California, Beaverton, Oregon and Carson City Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities, commercial and military aircraft, and high tech manufacturing operations globally.

    For more information, visit the Company's website at www.pro-dex.com.

    Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

SOURCE  Pro-Dex, Inc.
    -0-                             08/14/2006
    /CONTACT: Jeff Ritchey, CEO, CFO, & Secretary of Pro-Dex, Inc., +1-714-241-4411; or Investor Relations, Matthew Hayden of Hayden
Communications, Inc., +1-858-704-5065, for Pro-Dex, Inc./
    /Web site:  http://www.pro-dex.com /
    (PDEX)